UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LEE ENTERPRISES, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	42-0823980
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 N. Harrison Street, Davenport, Iowa 52801

(Address of Principal Executive Offices)

LEE ENTERPRISES, INCORPORATED

1990 LONG-TERM INCENTIVE PLAN

(Effective October 1, 1999,

as amended effective January 6, 2010)

(Full title of the plan)

Carl G. Schmidt

Vice President, Chief Financial Officer and Treasurer

Lee Enterprises, Incorporated

201 N. Harrison Street, Ste. 600

Davenport, IA 52801

(Name and address of agent for service)

(563)383-2100

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

C. D. Waterman III

Lane & Waterman LLP

220 N. Main Street, Ste. 600

Davenport, IA 52801-1987

As Filed with the Securities and Exchange Commission

On June 30, 2010

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock ($2.00 par value)	3,000,000	$2.84	$8,520,000	$607
Preferred Share Purchase Rights	3,000,000	$0.00(4)	N/A	N/A

Notes:

(1)	See Note 4 below.
(2)	Together with an indeterminable number of shares as may be required pursuant to the Lee Enterprises, Incorporated 1990 Long-Term Incentive Plan (effective October 1, 1999, as amended January 6, 2010), as a result of stock splits, stock dividends, recapitalization or other similar change in the Common Stock (defined below), pursuant to Rule 416(a) of the Securities Act of 1933, as amended (“Securities Act”).
(3)	Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(h)(1) of the Securities Act, the proposed offering price was based on the average of the high and the low prices of Lee Enterprises, Incorporated Common Stock on the New York Stock Exchange on June 28, 2010.
(4)	Preferred Share Purchase Rights registered hereunder initially are attached to and trade with the shares of Common Stock being registered under this registration statement. The value attributed to such rights, if any, is reflected in the market price of the Common Stock. See Exhibits 4.4 and 4.5 to the Exhibit Index for this registration statement at page 5.

Explanatory Note

Lee Enterprises, Incorporated (the “Company”) is filing this registration statement on Form S-8 to register 3,000,000 additional shares of the Company’s common stock, $2.00 par value per share (the “Common Stock”), authorized for issuance under the 1990 Long-Term Incentive Plan (Effective October 1, 1999, as amended January 6, 2010) (the “Plan”). This Common Stock is in addition to an aggregate of 4,380,340 shares of Common Stock previously registered on the Company’s Form S-8 filed on March 31, 1992 (Commission File No. 33-467078) and Form S-8 filed on March 28, 2006 (Commission File No. 333-132767) (the “Prior Registration Statement”).

This registration statement relates to securities of the same class as that to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E of Form S-8 regarding Registration of Additional Securities. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made a part of this registration statement, except as amended.

The Company is also registering an additional 3,000,000 Preferred Share Purchase Rights (“Preferred Share Purchase Rights”) on this Form S-8, authorized for issuance under the Rights Agreement between the Company and Wells Fargo Bank, N.A. (as successor rights agent to The First Chicago Trust Company of New York, the “Rights Agent”), dated as of May 7, 1998 (the “Rights Agreement”), as amended by Amendment No. 1 to the Rights Agreement, dated as of January 1, 2008, between the Company and Wells Fargo Bank, N.A. (as the Rights Agent) (the “Amended Rights Agreement”). The Amended Rights Agreement is an amendment to the Rights Agreement, with respect to which the Company filed, on May 26, 1998, a registration on Form 8-A12B, File No. 001-06227 (the “Rights Registration”), as supplemented by Form 8-A/A, Amendment No. 1, filed with the Commission on January 11, 2008.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated by reference into this registration statement:

a)	Our annual report on Form 10-K, filed December 11, 2009, for the fiscal year ended September 27, 2009;

b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Company’s latest annual report referred to in (a) above; and

c)	The description of our capital stock contained in our registration statements pursuant to Section 12 of the Exchange Act and any amendments or reports filed for the purpose of updating any such descriptions.

In addition, each document filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 5.	Interests of Named Experts and Counsel.

Attorneys at Lane & Waterman LLP, which is delivering the opinion filed as Exhibit 5.1 to this registration statement, beneficially owned, as of June 29, 2010, 16,641 shares of the Company’s Common Stock and 6,827 shares of the Company’s Class B common stock (“Class B Common Stock”). At the time of rendering its opinion, Lane & Waterman LLP is deemed to have a substantial interest in the Company, as defined by the rules of the Commission, in that the $66,649 fair market value of the 23,468 shares in the aggregate of the Company’s Common Stock and Class B Common Stock beneficially owned by the firm exceeds the $50,000 threshold for a substantial interest in the Company established by the Commission. These amounts are expected to change from time to time. C. D. Waterman III, a partner in said firm, is the secretary of the Company.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law generally permits a Delaware corporation to indemnify officers, directors, employees or agents of the corporation if they are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The Company’s Restated Certificate of Incorporation, as amended, provides that it shall, subject to certain limitations, indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and certain settlements, actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. This section further provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Company’s Restated Certificate of Incorporation, as amended, includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

The Company has directors’ liability insurance which insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 8.	Exhibits.

Exhibits marked with an asterisk (*) are incorporated by reference to documents previously filed by the Company with the Commission, as indicated. All other documents listed are filed with this registration statement on Form S-8.

Exhibit Number	Description

*4.1	Restated Certificate of Incorporation of Lee Enterprises, Incorporated, as amended, as of March 3, 2005 (Exhibit 3.1 to Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005).

*4.2	Amended By-Laws of Lee Enterprises, Incorporated effective May 17, 2007 (Exhibit 99.1 to Form 8-K filed May 21, 2007).

*4.3	Lee Enterprises, Incorporated Amended and Restated 1996 Stock Plan for Non-Employee Directors (effective February 17, 2010) (Exhibit 10.1 to Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 2010).

*4.4	Rights Agreement between Lee Enterprises, Incorporated and Wells Fargo Bank, N.A. (as successor rights agent to The First Chicago Trust Company of New York), dated as of May 7, 1998 and the related form of Certificate of Designation of the Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights as Exhibit C (Exhibit 1.1 to Form 8-A filed with the Commission on May 26, 1998).

*4.5	Amendment No. 1 to the Rights Agreement, dated as of January 10, 2008, between Lee Enterprises, Incorporated and Wells Fargo Bank, N.A. (as the Rights Agent) (Exhibit 4.2 to Form 8-K filed January 11, 2008).

5.1	Opinion of Lane & Waterman LLP regarding legality of securities.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.3	Consent of McGladrey & Pullen LLP, Independent Registered Public Accounting Firm.

23.4	Consent of Lane & Waterman LLP (included in Exhibit 5.1).

24	Power of Attorney.

Item 9.	Undertakings.

a. The undersigned Company hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Davenport and State of Iowa on the 30th day of June 2010.

LEE ENTERPRISES, INCORPORATED
(Registrant)
Date: June 30, 2010
	By:	/s/ Carl G. Schmidt
Carl G. Schmidt
Vice President, Chief Financial Officer, and Treasurer
(Principal Financial and Accounting Officer)

/s/ Mary E. Junck		/s/ Carl G. Schmidt
Mary E. Junck		Carl G. Schmidt
Chairman, President and Chief Executive Officer		Vice President, Chief Financial Officer and Treasurer
(Principal Executive Officer)		(Principal Financial and Accounting Officer)
Director

*		*
Richard R. Cole		Nancy S. Donovan
Director		Director

*		*
Leonard J. Elmore		William E. Mayer
Director		Director

*		*
Herbert W. Moloney III		Andrew E. Newman
Director		Director

*		*
Gordon D. Prichett		Gregory P. Schermer
Director		Director

*
Mark B. Vittert
Director

* By:	/s/ Carl G. Schmidt
Carl G. Schmidt, as Attorney in Fact
pursuant to Powers of Attorney attached
as Exhibit 24.1